Exhibit 8.1

November 28, 2018

MidWestOne Financial Group, Inc.

102 South Clinton Street

Iowa City, Iowa 52240

Ladies and Gentlemen:

We have acted as counsel to MidWestOne Financial Group, Inc. (“MOFG”), an Iowa corporation, a bank holding company registered under the Bank Holding Company Act of 1956 (the “BHC Act”), and a financial holding company under the Gramm-Leach-Bliley Act of 1999, in connection with the proposed merger of ATBancorp (“ATB”), an Iowa corporation and bank holding company registered under the BHC Act, pursuant to the Agreement and Plan of Reorganization dated August 21, 2018 (the “Merger Agreement”), by and between MOFG and ATB.  Capitalized terms not defined herein shall have the meanings ascribed to them (or defined by reference) in the Merger Agreement.

In connection with the opinions set forth herein, we have examined and relied on originals or copies, certified, or otherwise identified to our satisfaction, of (i) the Merger Agreement; (ii) the registration statement on Form S-4 (as amended or supplemented through the date hereof, the “Form S-4”), which includes the Proxy Statement/Prospectus (the “Proxy Statement”), filed with the Securities and Exchange Commission (the “SEC”); (iii) the representation certificates of MOFG and ATB delivered to us for purposes of rendering our opinion stated herein; and (iv) such other documents, certificates and records we have deemed necessary or appropriate as a basis for the opinions set forth herein (all documents described in this sentence are collectively referred to as the “Documents”).

In addition to our review of the Documents and in connection with the Merger, we assume as accurate, the following:

1.              The Merger will be consummated in accordance with the terms of the Merger Agreement and as described in the Form S-4;

2.              All Documents are true, complete and correct in all respects and will remain true, compete and correct at all times up to and including the Effective Time, and such Documents that are required to be authorized, executed or delivered, have been duly authorized, executed and delivered, as applicable;

3.              All of the information, facts, statements, representations and covenants contained in the Documents (without regard to any qualification stated therein and without undertaking to verify such information, facts, statements, representations or covenants by independent investigation) are true, complete and correct and will remain true, compete and correct at all times up to and including the Effective Time;

4.              The respective parties to the Documents and all parties referred to therein (including all successors-in-interest to such parties) will act in all respects and at all relevant times in conformity with the requirements and provisions of the Documents; and

5.              None of the terms and conditions contained in any of the Documents has been or will be breached, waived or modified in any respect.

Our opinions are based on the Internal Revenue Code of 1986, as amended (the “Code”), Treasury regulations promulgated thereunder, judicial decisions, published positions of the Internal Revenue Service (the “Service”), and such other authorities we have considered relevant, all as in effect on the date hereof and all of which are subject to change or differing interpretations, possibly with retroactive effect.  Legislation enacted, administrative action taken, administrative interpretations or rulings, or judicial decisions promulgated or issued subsequent to the date hereof may result in tax consequences different from those anticipated by our opinions herein.  Additionally, our opinions are not binding on the Service or any court, and no assurance can be given that the Service will not assert, or that a court will not sustain, a position contrary to our opinions.

Subject to the limitations described herein and based on the assumptions described above, we are of the opinion that the Merger will constitute a reorganization within the meaning of Section 368(a) of the Code.  Furthermore, we have participated in the preparation of the discussion set forth in the section entitled “Material U.S. Federal Income Tax Consequences of the Merger” in the Proxy Statement, and in our opinion, such discussion of those consequences, insofar as it summarizes United States federal income tax law, and subject to the qualifications, exceptions, assumptions and limitations described therein, is accurate in all material respects.

Our opinions are limited to the federal income tax matters described above and do not address any other federal income tax considerations, or any state, local, foreign or other tax considerations.  Except as set forth above, we express no other opinions, and no opinions are intended to be implied or may be inferred beyond those expressly stated herein.  This opinion letter is delivered, and the opinions expressly contained herein are given, as of the date hereof, and we are under no obligation to supplement or revise our opinions to reflect any changes (including changes that have retroactive effect) in applicable law or in any fact, information, document, corporate record, covenant, warranty, statement, representation or assumption stated herein which becomes untrue, incomplete or incorrect.  Any such change may affect the conclusions stated herein, and, as of the Effective Time, our opinions may change.

We consent to the discussion of this opinion letter in the Proxy Statement forming part of the Form S-4 in the section under the caption “Material U.S. Federal Income Tax Consequences of the Merger” and to the filing of a copy of this opinion letter as an exhibit thereto.  In giving such consent, we do not admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the rules and regulations promulgated by the SEC thereunder.

Very Truly Yours,

/s/ Shapiro Bieging Barber Otteson LLP

Shapiro Bieging Barber Otteson LLP